Exhibit 10.1

FRENCH QUALIFIED RESTRICTED STOCK UNIT AWARD TERMS AND CONDITIONS
UNDER
COTY INC. EQUITY AND LONG-TERM INCENTIVE PLAN (AS AMENDED AND RESTATED)
&
THE FRENCH SUB-PLAN TO THE COTY INC. EQUITY AND LONG-TERM INCENTIVE PLAN
The Board of Directors (the “Board”) of Coty Inc., a Delaware corporation (the “Company”) has established the amended and restated Coty Inc. Equity and Long-Term Incentive Plan (the “Plan”).
The Committee (as defined in the Plan) has also established a French Sub-Plan of the Plan for the purpose of granting Restricted Stock Units qualifying under Articles L. 225-197-1 to L. 225-197-5 and Articles L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.
This instrument (the “Terms and Conditions”) evidences the grant effective on March 16, 2026 (the “Grant Date”) of an award of 1,351,352 Restricted Stock Units (the “Restricted Stock Units”) to Markus Strobel (the “French Participant”) by the Company. Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Plan, as amended, and in the French Sub-Plan to the Amended and Restated Coty Inc. Equity and Long-Term Incentive Plan (the “French Sub-Plan”).
1.Restricted Stock Unit Grant. The French Participant is hereby granted the Restricted Stock Units as of the Grant Date. The Restricted Stock Units and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan and of the French Sub-Plan, the terms of which are incorporated by reference herein.
2.Vesting.
(a)In General. The Restricted Stock Units shall vest as follows; provided that the French Participant has remained in continuous Service through such dates:
(i)One third (33.33%) of the Restricted Stock Units shall vest on the 1st anniversary of the Grant Date and would be then subject to a Holding Period until the 2nd anniversary of the Grant Date included;
(ii)One third (33.33%) of the Restricted Stock Units shall vest on the 2nd anniversary of the Grant Date; no Holding Period would apply; and
(iii)One third (33.34%) of the Restricted Stock Units shall vest on December 29, 2028; no Holding Period would apply.
Each of the dates described in clauses (i), (ii) and (iii) is a “Vesting Date.”
Joint Venture. If the French Participant becomes an employee of a Joint Venture, vesting of any unvested Restricted Stock Units shall be tolled beginning on the date the French Participant becomes an employee of the Joint Venture and shall recommence on the date the French Participant again becomes an Employee. Accordingly, the applicable vesting period shall be extended by the number of days the French Participant was an employee of the Joint Venture.
(b)Death. If the French Participant’s Service terminates due to Death, then the personal representative of the French Participants determined in accordance with the laws of descent and distribution shall be entitled to request the acquisition of the unvested Restricted Stock Units within six (6) months following this event. In case of French Participant’s death, the Holding Period is no longer applicable.
(c)Disability. If the French Participant’s Service terminates due to Disability other than as defined by the second or third categories listed in Article L.341-4 of the French Social Security Code, then a pro-rata portion of the unvested Restricted Stock Units shall become vested at the following date:
(i)If the termination date occurs before the 1st anniversary of the Grant Date: the vesting shall occur on the 1st anniversary of the Grant Date and the shares would be then subject to a 1-year Holding Period (i.e., from the 1st anniversary of the Grant Date, until the 2nd anniversary of the Grant Date included);
(ii)If the termination date occurs between the 1st anniversary of the Grant Date and the 2nd anniversary of the Grant Date: the vesting shall occur on the 2nd anniversary of the Grant Date and no Holding Period should apply;
(iii)If the termination date occurs after the 2nd anniversary of the Grant Date: the vesting shall occur on termination date and no Holding Period should apply.
Such pro-rata portion shall equal the number of unvested Restricted Stock Units that would have become vested pursuant to present Section 2(a) at the next scheduled Vesting Date multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date or the most recent Vesting Date, as applicable, to the date of the French Participant’s termination of Service and the denominator of which is the number of days between the Grant Date or the most recent Vesting Date, as applicable, and the next scheduled Vesting Date for such portion of the Award.
If the French Participant’s Service terminates due to Disability as defined by the second or third categories listed in Article L.341-4 of the French Social Security Code, then a pro-rata portion of the unvested Restricted Stock Units shall become vested. Such pro-rata portion shall equal the number of unvested Restricted Stock Units that would have become vested pursuant to present Section 2(a) at the next scheduled Vesting Date multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date or the most recent Vesting Date, as applicable, to the date of the French Participant’s termination of Service and the denominator of which is the number of days between the Grant Date or the most recent Vesting Date, as applicable, and the next scheduled Vesting Date for such portion of the Award. In such case, the Restricted Stock Units shall no longer be subject to the Holding Period, if any. In case of French Participant’s Disability after the Vesting Period but before the expiry of any applicable Holding Period, his Shares shall cease immediately to be subject to the Holding Period, if any. The required degree of Disability is such as defined in Article 2 of the French Sub-Plan.
(d)Retirement. Notwithstanding any provision of the Plan or French Sub-Plan to the contrary, this Award shall not be subject to any provisions regarding “Retirement” as defined in the Plan, the French Sub-Plan or otherwise. In the event the French Participant’s Service terminates due to Retirement, then notwithstanding any provision in the Plan, in the French Sub-Plan or these Terms and Conditions to the contrary any unvested Restricted Stock Units granted to the French Participant shall be immediately forfeited.
(e)Forfeiture. (i) In the event the French Participant’s Service terminates for any reason not provided in the present Sections 2(b), 2(c), or 2(d) above, then notwithstanding any provision in the Plan, in the French Sub-Plan or these Terms and Conditions to the contrary any unvested Restricted Stock Units granted to the French Participant shall be immediately forfeited.
(f)Adjustment. In the event the Company completes a Change in Control or other significant corporate transaction (as determined in the good faith discretion of the Board, but which shall include the sale or spin-off of a material portion of the Company’s business), and the Committee determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or French Sub-Plan, the Committee shall make adjustments in the terms and conditions of the Award that are appropriate to preserve such intended benefits, as determined in the good faith discretion of the Committee.
(g)The French Participant must affirmatively acknowledge and accept the terms and conditions of this Award within 180 days following the Grant Date. A failure to acknowledge and accept this Award within such 180-day period will result in forfeiture of this Award and the related Restricted Stock Units, effective as of the 180th day following the Grant Date.
3.Nontransferability.
(a)Except as provided in the present Sections 2(d) and Section 3(b), in accordance with provisions of Section 5.4 of the French Sub-Plan, no Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Restricted Stock Units shall be available during the French Participant’s lifetime only to the French Participant or the French Participant’s guardian or legal representative.
The Committee may, in its sole discretion, require the French Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the French Participant.
Subject to applicable law, Restricted Stock Units may be transferred to a Successor determined in accordance with the laws of descent and distribution. Such transferred Restricted Stock Units may not be further sold, transferred, pledged, assigned or otherwise alienated by the Successor, and shall be subject in all respects to the terms of these Terms and Conditions, the Plan and the French Sub-Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan and of the French Sub-Plan.
4.Settlement of Restricted Stock Units. Within fifteen (15) days after the Restricted Stock Units become vested according to the terms of the present Section 2, the Company shall deliver to the French Participant for each Restricted Stock Unit one Share (thereafter an Owned Share).
Notwithstanding any other provision of the Plan, the French Participant shall not be entitled to any dividend or dividend equivalent attached to Shares by reference to a record date preceding the vesting date or accumulated between the Grant Date and the Vesting Date.
5.Securities Law Requirements.
(a)If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to exercise, the Company may require the French Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.
(b)No Person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.
(c)No Person who acquires Shares under these Terms & Conditions may sell the Shares during the following Closed Period:
(i)Thirty (30) calendar days before the announcement of an interim financial report or a year-end report which the Company is obliged to make public, and
(ii)With respect to such persons, any period during which the Chief Executive Officer (Directeur Général), any deputy Chief Executive Officer (Directeur Général Délégué), or any member of the Board of Directors (Conseil d’Administration), the supervisory board (conseil de surveillance) or the executive board (Directoire) of the Company, or any employee who possesses confidential information within the meaning of Article 7 of the Regulation (EU) No 596/2014, which has not been disclosed to the public until the date on which this information is made public.
No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

6.French Participant to Have No Rights as a Shareholder. Before the date as of which the French Participant is recorded on the books of the Company as the holder of any Shares, the French Participant will have no rights as a shareholder with respect to those Shares.
7.Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:
Coty Inc.
350 Fifth Avenue
New York, New York 10118 Attention: General Counsel
Notice to the French Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 8 by giving such other party written notice of such change, in accordance with the procedures described above.
8.Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
9.Disqualification. In the event that any Restricted Stock Units no longer qualify for the special tax and social security treatment applicable to French-Qualified RSUs granted pursuant to Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L.22-10-60 of the French Commercial Code, as amended, the holder of such Restricted Stock Units shall be ultimately liable and responsible for all taxes and/or social security contributions that he or she is legally required to pay in connection with such RSUs, as applicable.
10.Governing Law. These Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.
The terms of the French Sub-Plan and of these Terms & Conditions shall also be interpreted in accordance with the relevant provisions set forth by French tax and social security laws, as well as the guidance of the French tax and social security administrations and the relevant guidelines released by the French tax and social security authorities.
Although the French Sub-Plan and these Terms & Conditions are aimed at addressing and complying with the requirements of applicable tax law and circulars, the French Participant is advised to consult with his counsel about his tax status and tax treatment of Restricted Stock Units that have been granted to the French Participant.
Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan, nor the French Sub-Plan nor these Terms and Conditions are a contract of employment or Service,

and no terms of the French Participant’s employment or Service will be affected in any way by the Plan, the French Sub-Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan, nor the French Sub-Plan nor these Terms and Conditions will be construed as conferring any legal rights on the French Participant to continue to be employed or remain in Service with the Company, nor will it interfere with any Company Party’s right to discharge the French Participant or to deal with him or her regardless of the existence of the Plan, the French Sub-Plan, these Terms and Conditions or the Award.
11.Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan and the French Sub-Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the French Sub-Plan document, the French Sub-Plan document will control.
12.Amendment of the Agreement. These Terms and Conditions may be amended unilaterally by the Committee to the extent provided under the Plan and/or the French Sub-Plan, or by a written instrument signed by both parties.
13.Entire Agreement. These Terms and Conditions, together with the French Sub-Plan and the Plan, constitutes the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.
14.Administration. The Committee administers the Plan, the French Sub-Plan and these Terms and Conditions. The French Participant’s rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan and the French Sub-Plan, including any guidelines the Committee adopts from time to time. The French Participant hereby acknowledges receipt of a copy of the French Sub-Plan and the Plan.
15.Section 409A. The Restricted Stock Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

COTY INC.

By:     /s/ Priyadarshini Srinivasan     Name: Priyadarshini Srinivasan
Title:    Chief People and Purpose Officer